UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2006

LBI MEDIA HOLDINGS, INC.

LBI MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

California

(State or other jurisdiction of incorporation)

333-110122	05-0584918
333-100330	95-4668901
(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue Burbank, California	91504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On August 2, 2006, two of LBI Media, Inc.’s (the “Company”) wholly owned subsidiaries, Liberman Broadcasting of Dallas, Inc. and Liberman Broadcasting of Dallas License Corp. (together, “LBI”) entered into an asset purchase agreement (“Purchase Agreement”) with Entravision Communications Corporation (“Entravision”) and certain subsidiaries of Entravision (collectively with Entravision, the “Sellers”) pursuant to which the Company has agreed to acquire from the Sellers the selected assets of five of the Sellers’ owned and operated radio stations.

These assets include, among other things, (i) licenses and permits authorized by the Federal Communications Commission (“FCC”) for or in connection with the operation of each of the radio stations, (ii) transmitter facilities, and (iii) broadcast and other studio equipment used to operate the following five stations: KTCY (FM) (101.7 FM, licensed to Azle, TX), KZZA (FM) (106.7 FM, licensed to Muenster, TX), KZMP (FM) (104.9 FM, licensed to Pilot Point, TX), KZMP (AM) (1540 AM, licensed to University Park, TX), and KBOC (FM) (98.3 FM, licensed to Bridgeport, TX).

The total purchase price will be approximately $95.0 million in cash, subject to certain adjustments, of which $4.75 million has been deposited in escrow. Closing under the Purchase Agreement is subject to customary closing conditions and regulatory approvals from the FCC and the Department of Justice and Federal Trade Commission under the Hart-Scott-Rodino Act (“HSR”).

Pursuant to the Purchase Agreement, LBI and the Sellers have agreed to use commercially reasonable efforts to negotiate the terms of a local marketing agreement on customary terms and conditions reasonably satisfactory to each of the parties. If the parties agree to enter into a local marketing agreement, LBI would commence programming of four of the stations upon the expiration or termination of all applicable waiting periods under HSR and so long as no actions have been instituted by any regulatory agency challenging or seeking to enjoin the consummation of the transactions contemplated by the Purchase Agreement. The programming of KZMP (AM) is provided by, and we anticipate it would continue to be provided by, a third-party broker; however, we expect that the payments made by the third party to the Sellers would be delivered to LBI through LBI’s local marketing agreement with the Sellers.

The Company is a wholly owned subsidiary of LBI Media Holdings, Inc.

Item 7.01.	Regulation FD Disclosure

LBI Media, Inc. issued a press release on August 3, 2006. The press release announced the entry into an asset purchase agreement with Entravision Communications Corporation and certain of its subsidiaries. A copy of the press release is being furnished as Exhibit 99.1 to this Form 8-K and is hereby incorporated by reference in its entirety. The information in this Item 7.01 and the exhibit attached hereto is being furnished (not filed) under Item 7.01 of Form 8-K.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release of LBI Media, Inc. dated August 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. and LBI Media, Inc. have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on August 4, 2006.

LBI MEDIA HOLDINGS, INC.
LBI MEDIA, INC.

By:	/s/ William S. Keenan
William S. Keenan
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of LBI Media, Inc. dated August 3, 2006.